SECOND AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

           This Second Amendment to the Shareholder Rights Agreement (this "Amendment") entered into as of this 19th day of May, 1999, by and between Designs, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (formerly known as The First National Bank of Boston, N.A.), a national banking association, as Rights Agent (the "Rights Agent").

           WHEREAS, the Company entered into a Shareholder Rights Agreement with the Rights Agent, dated as of May 1, 1995 and amended by a First Amendment to Shareholder Rights Agreement (the "First Amendment") dated as of October 6, 1997 (as so amended, the "Rights Agreement"); and

           WHEREAS, the parties desire to further amend the Rights Agreement in accordance with Section 27 of the Rights Agreement in the manner described herein;

           NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:


 1. Section 1(a) of the Rights Agreement is hereby amended by inserting after the first paragraph of subsection (a) the following sentence:

           Notwithstanding the foregoing, in connection with a proposed acquisition of the Company, as contemplated by the letter dated April 28, 1999, from Jewelcor Management, Inc. ("Jewelcor") to the Company, Stanley I. Berger and Jewelcor through its officers may act in concert to take actions through July 1, 1999 reasonably necessary or appropriate to seek consent from Levi Strauss & Co. to the assignment, sublicense or transfer of the Company's rights and obligations under the Amended and Restated Trademark License Agreement made as of October 31, 1998, by and between Levi Strauss & Co. and the Company, to Jewelcor or its affiliates, and neither Stanley I. Berger nor Jewelcor nor its officers, individually or collectively, will be deemed to be an Acquiring Person as a result of such actions.

 2. Section 2 of the Rights Agreement is hereby amended by inserting the following language after the word "desirable" in the third sentence:

           , upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise and shall in no event be liable for the acts or omissions of any such co-Rights Agent.

 3. Section 26 of the Rights Agreement is hereby amended by replacing the address of Rights Agent with the following address:

           BankBoston, N.A.
           c/o Equiserve Limited Partnership
           150 Royall Street
           Canton, Massachusetts  02021
           Attention:  Client Administration

 4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all other references to the Rights Agreement shall be deemed to include this Amendment.

 5. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

 6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested under seal as of the date first written above.



 Attest:                            DESIGNS, INC.


  /s/  Scott N. Semel               /s/ Joel H. Reichman
  -------------------------         ------------------------------------
  Name:  Scott N. Semel             Name:  Joel H. Reichman
  Title: General Counsel            Title: President and Chief Executive
                                           Officer




 Attest:                            BANKBOSTON, N.A.


  /s/ Patricia DeLuca               /s/ Tyler Haynes
  -------------------------         ------------------------------------
  Name:  Patricia DeLuca            Name:  Tyler Haynes
  Title: Senior Account             Title: Managing Director
         Administrator